Exhibit 99.1
JetBlue Airways Investor Relations
Lisa Studness
(718) 709-2202
ir@jetblue.com
Investor Update
July 22, 2008
This investor update provides our investor guidance for the third quarter ending September 30, 2008 and full year 2008.
Current News
JetBlue has recently announced service to the following new city pairs:

City Pair	Frequency	Start Date
Long Beach, CA — Portland, OR	1x	October 9, 2008
Richmond, VA — Orlando, FL	1x	November 2, 2008
White Plains, NY — Tampa, FL	1x	November 2, 2008
Washington, DC (IAD) — West Palm Beach, FL	1x	December 18, 2008
Washington, DC (IAD) — Fort Myers, FL	1x	December 18, 2008
Washington, DC (IAD) — San Juan, Puerto Rico	1x	December 20, 2008
Specific details regarding frequency and start dates can be found on our web site www.jetblue.com.
JetBlue announced it will defer 10 EMBRAER 190 aircraft originally scheduled for delivery between 2009 through 2011 to 2016.
JetBlue EMBRAER 190 Modified Firm Aircraft Delivery Schedule

	2009	2010	2011	2012	2013	2014	2015	2016
Previous Firm E190 Orders	9	8	8	10	12	12	9	0
Revised Firm E190 Orders	8	3	4	10	12	12	9	10
Net Change	(1)	(5)	(4)	0	0	0	0	10

Capacity Growth
(Year over year percentage growth range)

	Third Quarter 2008	Full Year 2008
Available Seat Miles (ASMs)	(3)-(1)%	0-2%
ASMs by Aircraft Type as a Percentage of Total ASMs

	Third Quarter 2008		Full Year 2008
	(quarter average)		(full year average)
	A320	E190	A320	E190
Estimated ASMs by Aircraft Type as a Percentage of Total ASMs	86%	14%	87%	13%
Our average stage length is projected to be approximately 1,132 miles in the third quarter of 2008 versus 1,161 miles in the same prior year period and approximately 1,114 miles for the full year 2008 versus 1,129 miles for full year 2007.
Aircraft Delivery Schedule
As of June 30, 2008, our fleet was comprised of 106 Airbus A320 aircraft and 36 EMBRAER 190 aircraft and we had on order 133 aircraft, which are scheduled for delivery through 2015 (on a relatively even basis during each year), with options to acquire 113 additional aircraft. The 2008 delivery schedule and related financings for the remainder of the year are:

	A320	Committed Financing		E190	Committed Financing
	firm	Mortgage	Lease	firm	Mortgage	Lease
Q3 ‘08	3	3
Q4 ‘08	3	3		1	1
Total at Year End*	107	83	24	37	6	30

*	The total fleet included in the table above includes the sale of nine Airbus A320 aircraft in 2008. JetBlue sold four Airbus A320 aircraft during the second quarter of 2008. JetBlue has commitments to sell one Airbus A320 aircraft during the third quarter and four Airbus A320 aircraft during the fourth quarter.

Passenger Revenue per Available Seat Mile (PRASM)
(Estimated year over year percentage improvement)

	Third Quarter 2008	Full Year 2008
Estimated PRASM	14-16%	14-16%
Revenue per Available Seat Mile (RASM)
(Estimated year over year percentage improvement)

	Third Quarter 2008	Full Year 2008
Estimated RASM	19-21%	18-20%
Cost per Available Seat Mile (CASM) at Assumed Fuel Cost
(Estimated year over year percentage increases)

	Third Quarter 2008	Full Year 2008
Estimated CASM	33-35%	25-27%
Cost per Available Seat Mile (CASM) Excluding Fuel
(Estimated year over year percentage increases)

	Third Quarter 2008	Full Year 2008
Estimated Ex-fuel CASM	12-14%	8-10%
Operating Margin
(Estimated operating margin range)

	Third Quarter 2008	Full Year 2008
Estimated Operating Margin Range	(1)-1%	(1)-1%

Income (Loss) Before Income Taxes
(Estimated pre-tax margin range)

	Third Quarter 2008	Full Year 2008
Estimated Pre-tax Margin Range	(6)-(4)%	(5)-(3)%
Tax Rate
We currently expect an annual effective tax rate of approximately 36%. However, our actual tax rate in both third quarter and full year 2008 could differ due to the non-deductibility of certain items for tax purposes.
Fuel Hedges
We continue to enter into advanced fuel derivative agreements to reduce our exposure to fluctuations in fuel price. As of July 17, 2008, the agreements covering the full year 2008 are:

Gallons (Est. % of
	consumption)	Price
Q3 ‘08	53 million (46%)	46% in heat swaps at an average of $2.86/gal
Q4 ‘08	39 million (38%)	38% in heat swaps at an average of $3.11/gal

	Third Quarter 2008	Full Year 2008
Estimated Fuel Gallons Consumed	116 million	454 million
Estimated Average Fuel Price per Gallon, Net of Hedges	$3.59	$3.27

Stock Based Compensation Expense
We estimate that our stock compensation expense under FAS 123(R) will be approximately $3 million in the third quarter of 2008 and will total approximately $14 million for the full year 2008.
Weighted Average Shares Outstanding
(millions)
Share count estimates for calculating basic and diluted earnings per share are:

Third Quarter 2008		Full Year 2008
Basic	Diluted	Basic	Diluted
225.8	225.8	226.0	226.0
These share count estimates assume 20% annual stock price appreciation and are based on several assumptions. The number of shares used in our actual earnings per share calculation will likely be different from those stated above.
Capital Expenditures
(millions)

	Third Quarter 2008	Full Year 2008
Aircraft	$110	$660
Non-aircraft*	$50	$130
Total	$160	$790

*	2008 non-aircraft capital expenditure estimate includes $40 million in leasehold improvements related to construction of the Company’s new terminal at JFK, of which $20 million is expected to be spent in the third quarter.
This investor update contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.